Exhibit 10.4

Execution Version

CONFIDENTIAL

WARRANT AGREEMENT

CASA SYSTEMS, INC.

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

Dated June 15, 2023

This WARRANT AGREEMENT (this “Agreement”), dated as of June 15, 2023, is by and between Casa Systems, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability company, as warrant agent (in such capacity, the “Warrant Agent”).

WHEREAS, the Company is party to that certain Credit Agreement, dated as of December 20, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), by and among the Company, the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Existing Agent”);

WHEREAS, the Company and certain of the Lenders are party to that certain Transaction Support Agreement dated as of May 8, 2023 (the “TSA”) pursuant to which they agreed, subject to the terms and conditions thereunder, to support and enter into the transactions contemplated by that certain Exchange Agreement as attached hereto as Exhibit A, dated as of the date hereof (the “Exchange Agreement”), by and among the Company, the Participating Lenders and the other parties thereto, and the Amendment (as defined herein);

WHEREAS, the Company, JPMorgan Chase Bank, N.A., as administrative agent, Delaware Trust Company, as collateral agent and the lenders party thereto are entering into that certain Superpriority Credit Agreement, dated as of the date hereof (the “Superpriority Credit Agreement”), pursuant to which Exchanged Superpriority Term Loans will be provided to the Company;

WHEREAS, the Company, the Existing Agent and the Participating Lenders are entering into that certain First Amendment to the Existing Credit Agreement, dated as of the date hereof (the “Amendment”), which will amend the Existing Credit Agreement (the Existing Credit Agreement as amended by the Amendment, the “Amended Credit Agreement”) to, inter alia, (i) permit the transactions contemplated by the TSA and the Exchange Agreement, (ii) remove all affirmative and negative covenants and mandatory prepayments and certain Events of Default (as defined in the Existing Credit Agreement) under the Existing Credit Agreement, and (iii) make certain other changes to the terms and conditions of the Existing Credit Agreement;

WHEREAS, in accordance with the terms of Section 10.07(m) of the Existing Credit Agreement, as contemplated by the TSA and to be consummated under the Exchange Agreement, the Company has offered to purchase and assume 100% of each Lender’s term loans issued and outstanding under the Existing Credit Agreement held by each such Lender in the principal amount as set forth on the signature pages to the Exchange Agreement (the “Existing Loans”);

WHEREAS, in accordance with the terms of Section 10.07(m) of the Existing Credit Agreement, each Participating Lender desires to sell and assign to the Company 100% of its Existing Loans (the “Purchased Loans”) on the date hereof;

WHEREAS, on the date hereof, among other things: (a) the Purchased Loans purchased by, transferred to and assigned to the Company shall immediately be deemed cancelled and extinguished pursuant to Section 10.07(m) of the Existing Credit Agreement and for all purposes of the Amended Credit Agreement; and (b) subject to the terms and conditions in the Exchange Agreement, each Participating Lender shall receive as consideration for its sale and assignment of its Purchased Loans from the Company (i) Exchanged Superpriority Term Loans in an aggregate principal amount equal to 100% of the aggregate principal amount of its Purchased Loans, plus an original issue discount pursuant to the terms of Section 2.09(a) of the Superpriority Credit Agreement and (ii) the right to receive its Pro Rata Share (as defined herein) of the 10% Warrants, the 5% Warrants and the 4.99% Warrants (in each case, as defined on Schedule I and, collectively, the “Warrants”), subject to the terms hereof;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the Registered Holders (as defined herein) of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Global Definitions. Unless otherwise defined herein, capitalized terms have the meanings set forth in the Exchange Agreement (as in effect on the date hereof), however, the following terms when used herein have the following meanings:

“Aggregate Exercise Price” means, in connection with any exercise of the Warrants pursuant to Section 6 (whether in whole or in part), an amount equal to the product of (i) the number of Underlying Shares in respect of which the Warrants are then being exercised pursuant to such Section 6, multiplied by (ii) the Exercise Price.

“Board” means the Board of Directors of the Company.

“Exchange Property” means, with respect to any Fundamental Transaction in which the Underlying Shares are converted into or exchanged for, or become the right to receive, cash, securities or other property (or any combination thereof), the cash, securities or other property (or any combination thereof) that Underlying Shares are converted into, are exchanged for or become the right to receive, in each case, in such Fundamental Transaction.

“Fundamental Transaction” means any (i) one or more related transactions pursuant to which the Company, directly or indirectly, effects any merger, consolidation, amalgamation, statutory share exchange, business combination or other similar transaction or series of related transactions with or into another Person in which the Company is not the survivor, (ii) sale, lease, transfer, assignment, conveyance or other disposition of all or substantially all of the assets of the Company and its subsidiaries (by value) in one or a series of related transactions, including in connection with a liquidation or winding up of the Company, which, in each of the cases of (i) and (ii) is consummated with a third party who is unaffiliated with the Company at the time of such transaction, and which is effected in such a way that the Underlying Shares are converted into or exchanged for, or become the right to receive Exchange Property, (iii) one or more related transactions pursuant to which the Company, directly or indirectly, effects a reclassification, reorganization or recapitalization of the Common Stock or compulsory share exchange, pursuant to which the Common Stock is effectively converted into or exchanged for Exchange Property or (iv) one or more related transactions pursuant to which, directly or indirectly, (a) the Company consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group of Persons acquires more than 50% of the outstanding shares of Common Stock or (b) a Person or group of Persons acquires more than 50% of the outstanding shares of Common Stock.

“Market Price” means, with respect to the Common Stock, on any given day (the “Valuation Date”): (i) if the Common Stock is then listed on a national stock exchange, the ten (10) day dollar volume-weighted average price (“VWAP”) of the Common Stock on such exchange ending on the last Trading Day prior to the Valuation Date; (ii) if the Common Stock is not listed or admitted to trading on any national securities exchange, the ten (10) day VWAP of the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization ending on the last Trading Day prior to the Valuation Date; or (iii) if the Common Stock is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair market value per share of Common Stock as determined in good faith by the independent members of the Board in reliance upon an opinion (dated within 180 days of such determination) of an accounting firm of nationally recognized standing retained by the Company for this purpose and reasonably acceptable to a majority in interest of the Registered Holders (as defined herein) (excluding any Registered Holder that is the Company, its directors, officers or any of its or their Affiliates). “Market Price” shall be determined without reference to after hours or extended hours trading.

“Pro Rata Share” means, with respect to each Participating Lender, a fraction (expressed as a percentage, carried out to the ninth decimal place), (x) the numerator of which is the amount of the Exchanged Superpriority Term Loans of such Participating Lender and (y) the denominator of which is the amount of the Exchanged Superpriority Term Loans of all Participating Lenders, in each case of clauses (x) and (y), calculated as of the date hereof.

“Springing Warrant Lender” means each Participating Lender (or its applicable Affiliate or other transferee or assignee) that has determined for the Company to issue and deliver such Participating Lender’s (or its applicable Affiliate’s or other transferee’s or assignee’s) Springing Warrants following the date hereof in accordance with the Superpriority Credit Agreement and the Exchange Agreement.

“Successor Entity” means, with respect to a Fundamental Transaction, the surviving entity, successor, parent company or issuer of Exchange Property, as applicable.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market or, if the Common Stock is not traded on a Trading Market, then on the principal securities exchange or securities market on which the Common Stock is then traded.

“Trading Market” means any market or exchange of The Nasdaq Stock Market LLC or the New York Stock Exchange.

“Underlying Shares” means shares of Common Stock issuable upon exercise of the Warrants, which is an aggregate of 19,373,234 shares of Common Stock.

“Unit of Exchange Property” means, with respect to a Fundamental Transaction in which the Underlying Shares are converted into or exchanged for, or become the right to receive Exchange Property, the type and amount of Exchange Property that the holder of one Underlying Share is entitled to receive in such Fundamental Transaction.

Section 2. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

Section 3. Warrants.

(a) Form of Warrant. Each Warrant shall be issued in registered form only.

(b) Registration.

(i) Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Upon issuance of the Springing Warrants in book-entry form, the Warrant Agent shall register the Springing Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, book-entry settlement. Within three (3) Business Days of the initial issuance of the Warrants, the Warrant Agent shall distribute to each Registered Holder documentation setting forth (A) the number of Warrants credited to the accounts of each such Registered Holder in book-entry form with the Warrant Agent, which three accounts shall be called

(x) the “10% Warrant Account (vest as of June 15, 2023)”, (y) the “5% Warrants (vest as of January 1, 2024)” and (z) the “4.99% Warrants (vest as of January 1, 2025)” and (B) the form of election to purchase Common Stock (substantially in the form set forth in Appendix A hereto) and the form of assignment (substantially in the form set for in Appendix B hereto). Thereafter, within three (3) Business Days of any request by a Registered Holder for account documentation that has been updated from time to time to reflect any changes in the number of Warrants, the Warrant Agent shall distribute any such documentation to the Registered Holder requesting such documentation. In addition to the foregoing, the Warrant Agent shall use reasonable best efforts to provide a .pdf or other electronic document evidencing the issuance of the Warrants into the accounts of each Registered Holder as soon as possible from the time that the Warrants are issued. Within three (3) Business Days of the initial issuance of the Warrants, the Company shall distribute to each Registered Holder documentation (in substantially the form attached hereto as Schedule II) setting forth the number of Warrants credited to the accounts of each such Registered Holder in book-entry form with the Warrant Agent, including information with respect to the vesting of such Warrants and the number of Underlying Shares with respect to the Warrants credited to the account of each such Registered Holder. Thereafter, within three (3) Business Days of any request by a Registered Holder for documentation that has been updated from time to time to reflect any changes in the number of Warrants or Underlying Shares (or the vesting of any Warrants) or any transfers or assignments thereof, the Company shall, and shall cause the Warrant Agent to, distribute any such documentation, to the Registered Holder requesting such documentation.

(ii) Warrant Register for Springing Warrants. With regard to the Springing Warrants, the Company shall maintain books and records regarding the right of any Springing Warrant Lender to receive any Springing Warrant and any transfers of the Springing Warrants by any such Springing Warrant Lender (or any of transferee or assignee thereof). Within three (3) Business Days of the initial issuance of the Warrants (other than the Springing Warrants), the Company shall distribute to each Springing Warrant Lender documentation (in substantially the form attached hereto as Schedule III) setting forth the number of Springing Warrants reserved for issuance to the account of each such Springing Warrant Lenders, including information with respect to the vesting of such Springing Warrants upon issuance and the number of Underlying Shares with respect to the Springing Warrants to be credited to the account of each such Springing Warrant Lender upon issuance. Thereafter, within three (3) Business Days of any request by an Springing Warrant Lender for documentation that has been updated from time to time to reflect any changes in the number of Springing Warrants or Underlying Shares or any transfers or assignments thereof, the Company shall distribute any such documentation, to the Springing Warrant Lender requesting such documentation.

(iii) Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the Person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

(iv) Company Actions. To the extent the Warrant Agent requires the Company to provide the Warrant Agent any instruction, confirmation or information prior to effecting any request of a Registered Holder pursuant to this Agreement, including, for the avoidance of doubt, in order to effect the issuance of any Warrant (including, for the avoidance of doubt, any Springing Warrant), effect the exercise of any Warrant or provide ownership or other information with respect to any Warrants (including, for the avoidance of doubt, any Springing Warrants), the Company shall promptly provide such instruction, confirmation or information to the Warrant Agent.

Section 4. Issuance of Warrants.

(a) The Warrants issued by the Company to each Participating Lender (or its applicable Affiliate or designee) represent the right, with respect to each Participating Lender (or its applicable Affiliate or designee) (each such Person, an “Original Warrant Party”), to purchase from the Company, subject to the vesting schedule set forth on Schedule I, a number of fully paid and nonassessable shares of the Company’s common stock having a par value of $0.001 per share (“Common Stock”) up to each such Original Warrant Party’s (or if an Affiliate or designee of a Participating Lender, such Affiliate’s or designee’s) Pro Rata Share (as set forth in the books and records of the Company) of the portion of the Underlying Shares described on Schedule I, on the terms and subject to the conditions set forth herein.

(b) Notwithstanding Section 4(a), with respect to each Springing Warrant Lender, the Warrants to which such Springing Warrant Lender would have been entitled as of the date hereof (collectively, the “Springing Warrants”) shall not be issued on the date hereof and the Company shall issue any such Springing Warrants within three (3) Business Days following receipt by the Company (with a copy to the Warrant Agent) of written notice by such Springing Warrant Lender of its determination to receive its Springing Warrants and the Warrant Agent shall reflect such issuance on the Warrant Register; provided, however, at any time that (x) such Springing Warrants and the Underlying Shares with respect to such Springing Warrants are not eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144 and (y) the rights to such Springing Warrants are held by an Original Warrant Party, such Springing Warrants shall be issued the later of (i) within three (3) Business Days and (ii) the date that any registration statement filed by the Company with respect to the offer and sale of the Underlying Shares of such Springing Warrants is declared effective by the U.S. Securities and Exchange Commission. If the issuance date of any Springing Warrants that are 5% Warrants or 4.99% Warrants is subsequent to the applicable vesting date identified on Schedule I, the applicable portion of such Springing Warrants shall be vested to the extent described on Schedule I. Notwithstanding anything to the contrary herein, in connection with the occurrence of any Termination Date (as defined in the Superpriority Credit Agreement) with respect to the Superpriority Credit Agreement, all Springing Warrants shall be deemed issued and vested as of such Termination Date according to the vesting schedule set forth on Schedule I as if the Springing Warrant had been issued prior to such Termination Date so that each Springing Warrant Lender shall be deemed as of the Termination Date to be the Registered Holder of any Springing Warrant issued upon its written notice even if such written notice is delivered after such Termination Date and such Springing Warrant Lender shall be considered vested on the same terms and schedule set forth on Schedule I as all other Registered Holders. Solely for U.S. federal and applicable state and local income tax purposes, the parties hereto agree to treat an Springing Warrant Lender as the “tax owner” of the Warrants underlying such Lender’s Springing Warrants pursuant to the principles of Rev. Rul. 82-150, and not to take any contrary position with respect to any tax authority, except as otherwise required by applicable law.

Section 5. Exercise Price. The exercise price per share of Common Stock for which each Underlying Share may be purchased pursuant to the Warrants shall be $0.01 (the “Exercise Price”).

Section 6. Exercise of Warrants.

(a) Generally. Subject to and upon compliance with the terms and conditions set forth herein, including the vesting provisions described on Schedule I, a Registered Holder may exercise all or any portion of the Warrants held by such Registered Holder on any Business Day from and after the date hereof until 5:00 p.m. Eastern Time on the date that is the ten (10) year anniversary of the date hereof or if such date is not a Business Day, the next subsequent Business Day (such date, the “Expiration Date” and such period, the “Exercise Period”), for the Underlying Shares obtainable thereunder.

(b) Exercise.

(i) The Warrants, to the extent effectively issued and vested in accordance with the terms hereof, may be exercised by each Registered Holder as to all or any portion of the Underlying Shares, upon delivery of (A) written notice to the Warrant Agent at its corporate trust department, which notice shall be substantially in the form set forth in Appendix A hereto (“Warrant Exercise Notice”), setting forth the Warrants to be exercised and an election to purchase any Underlying Shares pursuant to the exercise of the Warrants, properly completed and executed by such Registered Holder in accordance with the Warrant Agent’s procedures, and (B) payment to the Company of the Aggregate Exercise Price. The Aggregate Exercise Price (if paid pursuant to this Section 6(b)(i)) shall be payable by delivery by the applicable Registered Holder of immediately available funds paid by wire transfer to the Warrant Agent pursuant to written instructions provided to such Registered Holder by the Warrant Agent.

(ii) The Warrants may also, upon the written election of the Registered Holder to the Warrant Agent in a Warrant Exercise Notice, be exercised at any time by means of a “cashless exercise” (the date of an exercise as set forth in a Warrant Exercise Notice being an “Exercise Date”) in which the Registered Holder shall be entitled to receive the number of Underlying Shares equal to the quotient obtained by dividing (A-B)*(X) by (A), where:

(A) =	the Market Price on the Trading Day immediately preceding the date of such election;

(B) =	the Exercise Price of the Warrants, as adjusted hereunder; and

(X) =	the number of Underlying Shares issuable upon exercise of the Warrant in accordance with the terms of this Agreement by means of a cash exercise rather than a cashless exercise.

The Warrant Agent shall have no obligation under this Agreement to perform or verify such calculation of the number of Underlying Shares to be withheld pursuant to this Section 6(b)(ii) or otherwise determine whether such calculation is correct. Notwithstanding the foregoing, at any time that the rights to such Springing Warrants are held by an Original Warrant Party, the Springing Warrant shall by exercised by means of “cashless exercise” pursuant to this Section 6(b)(ii) and the holder of such Springing Warrant shall not exercise pursuant to Section 6(b)(i).

(c) Issuance of Shares. Upon the exercise of the Warrants by any Registered Holder, (i) the Company shall, within one (1) Business Day after any exercise and the clearance of the funds in payment of the Aggregate Exercise Price (to the extent that the exercise is pursuant to Section 6(b)(i) and not a “cashless exercise” pursuant to Section 6(b)(ii)), execute and deliver to such Registered Holder a statement confirming the total number of Underlying Shares for which the Warrants are being exercised, and (ii) the Warrant Agent shall within three (3) Business Days of any exercise, execute and deliver a written confirmation evidencing the book-entry registration of such Underlying Shares in such Registered Holder’s name, and if the Warrants shall not have been exercised in full, a new book-entry position for the number of Underlying Shares as to which the Warrants shall not have been exercised.

(d) Valid Issuance. All Underlying Shares issued upon any proper exercise of the Warrants in conformity with this Agreement shall be validly issued, fully paid and nonassessable and free from all Liens (other than the Borrower Organizational Documents and restrictions on transfer arising under federal and state securities laws).

(e) No Fractional Shares. No fractional shares may be issued upon any exercise of the Warrants, and any fractions shall be rounded upwards to the nearest whole number of shares of Common Stock. If upon any exercise of the Warrants a fraction of a share results, the Company will pay to the applicable Registered Holder the cash value of any such fractional share, calculated on the basis of the Market Price (where the Valuation Date for purposes of calculating the Market Price is the Exercise Date).

(f) Payment of Taxes. The Company shall pay any documentary stamp or other tax or governmental charge required to be paid in connection with the initial issuance of the Underlying Shares issuable upon any exercise of the Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of the Underlying Shares upon any exercise of Warrants; and in the event that any such transfer is involved, the Company shall not be required to issue or deliver any Underlying Shares, and the Warrant Agent shall not register any transfer or issue of Underlying Shares or deliver any Underlying Shares, until such tax or other charge shall have been paid or it has been established to the Company’s reasonable satisfaction that no such tax or other charge is due. The Company and its paying agent shall be entitled to deduct and withhold taxes on all payments and distributions (or deemed distributions) on the Warrants and Underlying Shares to the extent required by applicable tax law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of the Warrants as having been paid to the Person in respect of which such deduction or withholding was made.

(g) Date of Issuance. The Warrants shall be deemed to be exercised as of the applicable Exercise Date, and each Person in whose name any book-entry position for Underlying Shares is issued and who is registered in the register of stockholders of the Company shall for all purposes be deemed to have become the holder of record of such Underlying Shares on the date on which the book-entry position representing the Warrants was surrendered to the Warrant Agent pursuant to delivery of a Warrant Exercise Notice, and payment of the Aggregate Exercise Price was made

(to the extent that the exercise is pursuant to Section 6(b)(i) and not a “cashless exercise” pursuant to Section 6(b)(ii)), irrespective of the date of issuance of the Underlying Shares or the date that any such transfer or issue of the Underlying Shares was registered by the Warrant Agent or such evidence of such transfer or issue was delivered by the Warrant Agent or the Company, except that, if the date of such surrender and payment is a date when the register of stockholders of the Company or book-entry system of the Warrant Agent are closed, such Person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the register of stockholders of the Company or book-entry system are open.

(h) Expiration of Warrants. The Warrants, to the extent not exercised prior thereto, shall automatically expire, terminate and become void as of 5:01 p.m. Eastern Time on the Expiration Date. No further action of any Person (including by, or on behalf of, any Registered Holder, the Company or the Warrant Agent) shall be required to effectuate the expiration of Warrants pursuant to this Section 6(h).

(i) Beneficial Ownership. Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of the Warrants for Underlying Shares, and the Registered Holder shall not have the right to exercise any portion of the Warrants for Underlying Shares, pursuant to the terms and conditions of this Agreement to the extent that after giving effect or immediately prior to such exercise of any of the Warrants for Underlying Shares, the Registered Holder together with the other Attribution Parties (as defined herein) collectively would beneficially own in excess of 9.9% (the “Beneficial Ownership Limitation”) of the number of shares of Common Stock issued and outstanding immediately after giving effect to such exercise of any of the Warrants for Underlying Shares. Any portion of an exercise that would result in the issuance of shares in excess of the Beneficial Ownership Limitation shall be treated as null and void ab initio. In any case in which the exercise of any of the Warrants for Underlying Shares would result in the Registered Holder together with the other Attribution Parties collectively beneficially owning shares of Common Stock in excess of the Beneficial Ownership Limitation, the Company shall issue to the Registered Holder the number of shares of Common Stock that would result in such Registered Holder beneficially owning shares of Common Stock as approximately equal to the Beneficial Ownership Limitation as possible without the Company issuing any fractional shares of Common Stock. For purposes of this Agreement, in determining the number of outstanding shares of Common Stock, the Registered Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, filed with the U.S. Securities and Exchange Commission prior to the date hereof, (y) a more recent public announcement by the Company or (z) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the Registered Holder, the Company shall within three (3) Trading Days confirm in writing or by electronic mail to the Registered Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Registered Holder since the date as of which such number of outstanding shares of Common Stock was reported. Upon delivery of a written notice to the Company, the Registered Holder may from time to time terminate, increase or decrease the Beneficial Ownership Limitation to any other percentage as specified in such notice; provided, that any such increase or decrease will apply only to the Registered Holder and the other Attribution Parties and not to any other Registered Holder of Warrants that is not an Attribution

Party of the Registered Holder; provided, further, that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Agreement in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Registered Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. For purposes of this Section 6(i), the aggregate number of shares of Common Stock beneficially owned by the Registered Holder and the Attribution Parties shall include the shares of Common Stock issuable upon the exercise of the Warrants with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (x) exercise of the remaining unexercised and non-cancelled portion of the Warrants by the Registered Holder and (y) exercise or conversion of the unexercised, non-converted or non-cancelled portion of any other securities of the Company (including, without limitation, any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock), that is subject to a limitation on conversion or exercise analogous to the limitation contained herein and is beneficially owned by the Attribution Parties. For purposes of this Section 6(i), “Attribution Parties” means, collectively, the following Persons: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the date hereof, directly or indirectly managed or advised by the Registered Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Registered Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Section 13(d) group together with the Registered Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would be aggregated with the Registered Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. The provisions of this Section 6(i) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this section to the extent necessary or desirable to properly give effect to the Beneficial Ownership Limitation.

(j) Adjustments.

(i) If the Company shall, at any time or from time to time while any of the Warrants are outstanding, (A) pay a dividend or make a distribution on its Common Stock or any other capital stock of the Company payable in shares of Common Stock or in Options (as defined herein) or Convertible Securities (as defined herein), except with respect to securities or equity awards granted under any equity incentive plans adopted by the Board for the benefit of employees, directors, independent contractors or similar Persons, or (B) subdivide its outstanding shares of Common Stock into a greater number of shares, the number of Underlying Shares issuable upon exercise of the Warrants immediately prior to any such payment or subdivision shall be proportionately increased (taking into account any distribution to the Registered Holders pursuant to Section 6(j)(iii)). For purposes of this Section 6(j)(i), “Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities, and “Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options. Such adjustments shall be made successively whenever any event listed above shall occur.

(ii) If the Company shall, at any time, or from time to time while this Agreement is outstanding, combine (including by reverse stock split) its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the number of Underlying Shares issuable upon exercise of the Warrants in effect immediately prior to the date upon which such change shall become effective, shall be proportionately decreased. Such adjustments shall be made successively whenever any event listed above shall occur.

(iii) In the event that the Company shall fix a payment date for the making of a dividend or distribution to all holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities (other than Common Stock, Options or Convertible Securities), property or options by way of a dividend (including a cash dividend), spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction), at any time after the issuance of the Warrants, then, to the extent the Registered Holders are treated as receiving a deemed distribution under Section 305(c) of the United States Internal Revenue Code of 1986, as amended (the “Code”) that is treated as a taxable distribution of property under Section 301 of the Code, the Company shall distribute to the Registered Holders an amount sufficient to allow the Registered Holders to satisfy their tax liability attributable to such deemed distribution.

Section 7. Securities Laws. The certificates representing the Underlying Shares or the book-entry account maintained by the transfer agent evidencing ownership of the Underlying Shares, as applicable, will bear the following or similar legend, unless the Company determines otherwise in compliance with applicable law:

“THE SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS.”

Section 8. Transfer and Exchange of Warrants.

(a) Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer in accordance with this Section 8. Upon any such transfer, new Warrants representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. Such new Warrants shall be identical in all other respects to the old Warrant.

(b) Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent by a written request to the Warrant Agent for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the applicable Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants and shall reflect such issuance on the Warrant Register; provided, however, that each Warrant may be transferred only in whole; provided, further, however that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company, which the Company shall cause to be provided as soon as reasonably possible upon receiving any requested customary letters of representation from the applicable Registered Holder (a form of which the Company shall cause to be provided as soon as reasonably possible to the Registered Holder upon being notified of a written request for exchange or transfer pursuant to this Section 8(b)), stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

(c) Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant.

(d) Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

(e) Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 8, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

(f) Transfer of Warrants.

(i) Transferability. Subject to compliance with applicable federal and state securities laws and this Section 8(f), each Registered Holder may, from time to time, transfer the Warrants by giving the Warrant Agent a written notice of the portion of the Warrants being transferred, and a description of whether such Warrants are 10% Warrants, 5% Warrants or 4.99% Warrants, such notice to set forth the name, address and taxpayer identification number of the transferee, the anticipated date of such transfer, and surrendering the book-entry records representing the Warrants to the Company for reissuance to the transferee(s). Upon the Warrant Agent receiving a written notice from any Registered Holder pursuant to this Section 8(f), the Warrant Agent shall, within three (3) Business Day of receipt of notice, use commercially reasonably efforts to effect such transfer as soon as possible. In connection with a proposed transfer of any of the Warrants by a Registered Holder, such Registered Holder shall execute and deliver a properly completed and executed assignment form in accordance with the Warrant Agent’s procedures. Notwithstanding the foregoing, any such transfer and/or assignment shall be deemed to be effective as of the date specified in the written notice that the Registered Holder delivers to the Warrant Agent pursuant to this Section 8(f), and such transferee and/or assignee shall have the rights and benefits of a Registered Holder under this Agreement regardless of when the Warrant Agent actually effects the transfer on its records.

(ii) New Warrants. The Warrants may be divided or combined with other Warrants by a written request to the Warrant Agent specifying the names and denominations in which new Warrants are to be issued, signed by the Registered Holder or its agent or attorney. Subject to compliance with this Section 8 as to any transfer which may be involved in such division or combination, the Warrant Agent shall issue a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated as of the date hereof and shall be identical to the Warrants except as to the number of Underlying Shares issuable pursuant thereto.

(iii) Transfer Restrictions. If, at the time of the surrender of the Warrants in connection with any transfer thereof, the Warrants bear a restrictive legend, (1) the Company or legal counsel to the Company shall, if requested by the Warrant Agent, furnish to the Warrant Agent a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable state securities or blue sky laws, (2) the Company may require, as a condition of allowing such transfer, that such Registered Holder execute and deliver to the Company an investment letter in form and substance acceptable to the Company and (3) the Company may require, as a condition of allowing such transfer, that the transferee be an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), or (a)(8) promulgated under the Securities Act or a qualified institutional buyer as defined in Rule 144A(a) under the Securities Act. Any transferee or subsequent Registered Holder will provide the Company with a duly executed and completed IRS Form W-9 or applicable IRS Form W-8, and any other form or certification or letter of representation reasonably requested by the Company in order for the Company to comply with its obligations to deliver a legal opinion and to otherwise comply with its obligations under applicable tax law. Any and all documentary, stamp and similar issue or transfer taxes due on any transfer pursuant to this Section 8, or on the issuance of Underlying Shares to any transferee, shall be borne by the transferor, and no such transfer or issue shall be made unless and until the Person requesting such transfer or issue has paid to the Company the amount of any such tax or has established to the satisfaction of the Company that such tax has been paid or is not payable. Any Warrants transferred as above provided shall be notated with the appropriate restrictive legend, except if, in the opinion of counsel for such Registered Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

Section 9. Fundamental Transaction.

(a) In the case of any Fundamental Transaction, then, notwithstanding anything in this Agreement to the contrary, a Registered Holder’s right to receive Underlying Shares upon exercise of the Warrants shall be converted into the right to exercise the Warrants, upon the basis and upon the terms and conditions herein specified, to acquire, with respect to each Underlying Share that would have otherwise been deliverable hereunder, one Unit of Exchange Property. Notwithstanding anything in this Agreement to the contrary, the Board shall be entitled to elect to cause the Warrants, upon the consummation of any Fundamental Transaction in which the Underlying Shares are converted into or exchanged for, or become the right to receive Exchange Property, to be automatically cancelled, converted into and exchanged for, without any action on the part of any Registered Holder, one Unit of Exchange Property for each Underlying Share that would have otherwise been deliverable upon an exercise of the Warrants immediately prior to the consummation of such Fundamental Transaction, in all cases subject to the deduction of the Exercise Price.

(b) In the case of any Fundamental Transaction in which holders of Underlying Shares may make an election as between different types of Exchange Property, for purposes of Section 9(a), a Unit of Exchange Property shall mean the types of consideration chosen by the applicable Registered Holder in respect of the Underlying Shares issuable upon exercise of the Warrants; provided, that (i) the Registered Holder must make any such election in accordance with the procedures and requirements of the definitive agreement pursuant to which such Fundamental Transaction is consummated, (ii) any such election is subject to proration on the same basis as is applicable to holders of Underlying Shares under the definitive agreement pursuant to which such Fundamental Transaction is consummated, and (iii) if a Registered Holder fails to make a valid election, a Unit of Exchange Property shall mean the weighted average of the types and amounts of Exchange Property issuable to holders of Underlying Shares who failed to make a valid election regarding the type or types of Exchange Property to be received.

(c) The Company shall not consummate any Fundamental Transaction unless the Company first shall have made appropriate provision to ensure that the Successor Entity in a Fundamental Transaction shall deliver any Exchange Property deliverable upon the exercise of the Warrants to the Registered Holder, at the last address of the Registered Holder appearing on the books of the Company.

(d) The provisions of this Section 9 are subject, in all cases, to any applicable requirements under the Securities Act and the Exchange Act and the respective rules and regulations promulgated thereunder.

(e) In the event the Company shall propose to take any action of the type described in Section 9, then, and in each such case, the Company shall cause to be filed with the Warrant Agent and shall cause the Warrant Agent to notify each Registered Holder of such proposed action. Such notice shall specify the date on which such Fundamental Transaction is expected to become effective. Such notice shall be given at least ten (10) Business Days prior to the expected effective date thereof. If at any time the Company shall cancel or abandon any of the proposed transactions for which notice has been given under this Section 9(e) prior to the consummation thereof, the Company shall cause the Warrant Agent to give each Registered Holder notice of such cancellation or abandonment as promptly as practicable.

Section 10. No Rights or Liabilities as a Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights (or subject such Registered Holder to any of the liabilities) of a stockholder of the Company prior to the exercise of such Warrant, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

Section 11. Reservation of Underlying Shares. The Company shall at all times during the Exercise Period reserve and keep available out of its aggregate authorized but unissued or treasury shares of Common Stock, shares of Common Stock equal to the number of Underlying Shares deliverable upon the exercise of all outstanding Warrants, and the Company will instruct the transfer agent for the Company’s Common Stock to reserve such number of authorized and unissued or treasury shares of Common Stock as shall be required for such purpose.

Section 12. Successors. All the covenants and provisions of this Agreement by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns.

Section 13. Concerning the Warrant Agent and Other Matters.

(a) Resignation, Consolidation, or Merger of Warrant Agent.

(i) Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by any holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then any holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost and expense. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the State of New York, in good standing and having its principal office in the United States of America, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

(ii) Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent not later than the effective date of any such appointment.

(iii) Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

(b) Fees and Expenses of Warrant Agent.

(i) Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder (in amounts that have been mutually agreed upon by the Company and the Warrant Agent) and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all reasonable and documented third-party expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

(ii) Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

(c) Liability of Warrant Agent.

(i) Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, the President, the Chief Financial Officer, Chief Operating Officer, the General Counsel, the Secretary or the Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

(ii) Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith.

(iii) Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Underlying Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Underlying Shares shall, when issued, be valid and fully paid and nonassessable.

(d) Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Underlying Shares through the exercise of the Warrants.

Section 14. Article and Section Headings. Numbered and titled article and section headings are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Agreement.

Section 15. Notice.

(a) Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the Registered Holder to or on the Company shall be sufficiently given when so delivered if by hand, electronic mail or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Casa Systems, Inc.

100 Old River Road, #100

Andover, MA 01810

Attention:	Edward Durkin, CFO and Interim CEO and Timothy Rodenberger, General Counsel
Email:	edward.durkin@casa-systems.com and
timothy.rodenberger@casa-systems.com

Any notice, statement or demand authorized by this Agreement to be given or made by the Registered Holder or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand, electronic mail or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

American Stock Transfer & Trust Company, LLC

6201 15th Ave

Brooklyn,

New York, New York 11219

Attention: Christine Pino

Email: Christine.pino@equiniti.com

with a copy in each case (which shall not constitute notice) to:

Sidley Austin LLP

2021 McKinney Avenue, Suite 2000

Dallas, Texas 75201

Attention: Kelly Dybala, Esq. and William D. Howell

Email: kdybala@sidley.com and bhowell@sidley.com

(b) Upon the occurrence of any event requiring an adjustment pursuant to Section 6(j), a Fundamental Transaction (or the announcement of a Fundamental Transaction) or that otherwise requires notice to the Registered Holders pursuant to this Agreement, the Company shall (or shall cause the Warrant Agent to) promptly (or within such shorter time period set forth herein) give written notice thereof to the Registered Holders at the address appearing in the records of the Company, that provides all material information relating to the adjustment, Fundamental Transaction or event otherwise requiring notice hereunder. In the event that the Company shall establish a record date or otherwise take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purposes of enabling them to receive any dividend or other distribution, then, and in each such case, the Company shall send or cause to be sent to the Registered Holder at least ten (10) Business Days prior to the applicable record date for the event, a written notice specifying the record date for such dividend or distribution and a description of such dividend or distribution, and the Company shall make the information contained in such written notice publicly available in a manner that complies with Regulation FD (regardless of whether the Company is subject to Regulation FD at such time) no later than simultaneously with it being sent or caused to be sent to the Registered Holder.

Section 16. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 17. Entire Agreement. This Agreement represents the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreement are merged herein.

Section 18. Applicable Law and Exclusive Forum.

(a) The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the internal laws of the State of New York without reference to the choice of law provisions thereof. Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, in each case located in New York County, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

(b) Any Person purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 18. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York in each case located in New York County (a “foreign action”) in the name of any Registered Holder, such Registered Holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Registered Holder in any such enforcement action by service upon such Registered Holder’s counsel in the foreign action as agent for such Registered Holder.

Section 19. Amendment. All modifications or amendments shall require the vote or prior written consent of the Registered Holders of more than 50% of the then-outstanding Warrants, Springing Warrants and any rights thereto, including, for the avoidance of doubt, any unvested Warrants and Springing Warrants and any rights thereto, but excluding any Warrants held by the Company or any of its Affiliates; provided, however, that any amendment or supplement to this Agreement that would reasonably be expected to disproportionately and adversely affect any right of a Registered Holder relative to the other Registered Holders (without giving effect to such Registered Holder’s amount of Warrants, specific tax or economic position or any other matters personal to such Registered Holder) shall require the written consent of each such Registered Holder. In addition, the consent of each Registered Holder shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Underlying Shares issuable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in this Agreement). In the event of any amendment, modification, supplement or waiver, the Company will give prompt notice thereof to all Registered Holders.

Section 20. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 21. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.

Section 22. Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any Person other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders at the relevant time of the Warrants.

Section 23. Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder of any Warrant.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.

COMPANY:
CASA SYSTEMS, INC.

By:	/s/ Edward Durkin
Name: Edward Durkin
Title: Chief Executive Officer and Interim Chief Financial Officer

WARRANT AGENT:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael Legregin
Name: Michael Legregin
Title: Senior Vice President, Corporate Actions Relationship Management & Operations

[Signature Page to Warrant Agreement]

SCHEDULE I

Vesting Schedule

The Warrants shall only be exercisable according to the following vesting schedule:

•  Warrants representing the right to purchase an aggregate of 9,691,463 Underlying Shares (the “10% Warrants”) are vested as of the date hereof without any further action required by the Company or any Registered Holder;

•  Warrants representing the right to purchase 4,845,727 Underlying Shares (the “5% Warrants”) will vest on January 1, 2024, subject to the satisfaction of the Vesting Conditions (as described on this Schedule I) as of such date without any further action by the Company or any Registered Holder (or its transferee); and

•  Warrants representing the right to purchase 4,836,044 Underlying Shares (the “4.99% Warrants”) will vest on January 1, 2025, subject to the satisfaction of the Vesting Conditions (as described on this Schedule I) as of such date without any further action required by the Company or any Registered Holder (or its transferee).

Vesting Conditions

•  The 5% Warrants shall vest in each such Registered Holder if the Termination Date (as defined in the Superpriority Credit Agreement) has not occurred prior to January 1, 2024.

•  The 4.99% Warrants shall vest in each such Registered Holder if the Termination Date has not occurred prior to January 1, 2025.

SCHEDULE II

10% Warrants

☐ Vested ☐ Unvested (check one)

Number of Issued 10% Warrants: ________

•	Number of Reserved, Unissued Underlying Shares of Issued 10% Warrants: ________

•	Number of Issued Underlying Shares of Issued 10% Warrants: ________

5% Warrants

☐ Vested ☐ Unvested (check one)

Number of Issued 5% Warrants: ________

•	Number of Reserved, Unissued Underlying Shares of Issued 5% Warrants: ________

•	Number of Issued Underlying Shares of Issued 5% Warrants: ________

4.99% Warrants

☐ Vested ☐ Unvested (check one)

Number of Issued 4.99% Warrants: ________

•	Number of Reserved, Unissued Underlying Shares of Issued 4.99% Warrants: ________

•	Number of Issued Underlying Shares of Issued 4.99% Warrants: ________

SCHEDULE III

10% Warrants

☐ Vested ☐ Unvested (check one)

Number of Unissued, but Reserved Springing 10% Warrants: ________

•	Number of Reserved, Unissued Underlying Shares of Springing 10% Warrants: _______

5% Warrants

☐ Vested ☐ Unvested (check one)

Number of Unissued, but Reserved Springing 5% Warrants: ________

•	Number of Reserved, Unissued Underlying Shares of Springing 5% Warrants: ________

4.99% Warrants

☐ Vested ☐ Unvested (check one)

Number of Unissued, but Reserved Springing 4.99% Warrants: ________

•	Number of Reserved, Unissued Underlying Shares of Springing 4.99% Warrants: ________

APPENDIX A

CASA SYSTEMS, INC.

WARRANT EXERCISE FORM

To American Stock Transfer & Trust Company, LLC:

The undersigned hereby irrevocably elects to exercise the right of purchase pursuant to the Warrants (as defined in that certain Warrant Agreement between Casa Systems, Inc. and American Stock Transfer & Trust Company, LLC, dated June 15, 2023 (the “Warrant Agreement”)) for, and to purchase thereunder by the payment of the Aggregate Exercise Price (as defined in the Warrant Agreement) and surrender of the applicable Warrants, _______________ shares of Common Stock (as defined in the Warrant Agreement) (the “Underlying Shares”), in each case, subject to the vesting schedule set forth on Schedule I of the Warrant Agreement and as otherwise provided in the Warrant Agreement.

____ 10% Warrants ____ 5% Warrants ____ 4.99% Warrants (check one)

The undersigned intends that payment of the Exercise Price shall be made as (check one):

____ “Cash Exercise” under Section 6(b)(i) of the Warrant Agreement

____ “Cashless Exercise” under Section 6(b)(ii) of the Warrant Agreement and requests that the Underlying Shares be issued as follows:

Name

Address

Federal Tax ID or Social Security No.

and delivered by (certified mail to the above address), or

(other (specify): __________________________________________).

and, if the number of Underlying Shares shall not be all the Underlying Shares purchasable upon exercise of the Warrant, that a new Warrant for the balance of the Underlying Shares purchasable upon exercise of this Warrant be registered in the name of the undersigned Registered Holder or the undersigned’s assignee (as permitted by the terms of the Warrant Agreement) as below indicated and delivered to the address stated below.

Dated: ___________________, ____

Note: The signature must correspond with the name of the Registered Holder as written on the first page of the Warrant in every particular, without alteration or enlargement or any change whatever, unless the Warrant has been assigned.

Signature:______________________

Name (please print)

Address

Federal Identification or
Social Security No.

Assignee:

APPENDIX B

FORM OF ASSIGNMENT OF WARRANTS OF CASA SYSTEMS, INC.

(TO BE EXECUTED BY THE REGISTERED HOLDER IF

SUCH REGISTERED HOLDER DESIRES TO TRANSFER A WARRANT)

FOR VALUE RECEIVED, the undersigned registered holder hereby sells, assigns and transfers unto

Name of Assignee

Address of Assignee

______ Warrants (____ 10% Warrants ____ 5% Warrants ____ 4.99% Warrants (check one)) to purchase shares of Common Stock held by the undersigned, together with all right, title and interest therein, and does irrevocably constitute and appoint _________________ attorney, to transfer such Warrants on the books of the Warrant Agent, with full power of substitution.

Dated

Name of Registered Holder

Signature

Social Security or Other Taxpayer
Identification Number of Assignee

SIGNATURE GUARANTEED BY:

All Signatures must be Medallion Signature Guarantee provided by an eligible Guarantor or Institution OR a Medallion Signature Guarantee Waiver may be obtained for transfers of $10,000 or less.

EXHIBIT A

EXCHANGE AGREEMENT